EXHIBIT 23.1

Independent Auditor’s Consent

The Board of Directors

American Dental Partners, Inc.:

We consent to incorporation by reference in the registration statements (Nos.: 333-50605, 333-59075, 333-59077, 333-59079, 333-34522, 333-98545 and 333-107795) on Form S-8 of our report dated February 25, 2003, relating to the consolidated balance sheets of American Dental Partners, Inc., as of December 31, 2001 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the December 31, 2003 Annual Report on Form 10-K of American Dental Partners, Inc.

/s/    KPMG LLP

Boston, Massachusetts

March 17, 2004